SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made and entered into on April 2, 2009 by and among Kraft Elektronikai Zrt, a Hungarian corporation (the “Company”), and the shareholders of the Company (each a “Shareholder” and collectively the “Shareholders”) who are listed (together with their Affiliates) on Schedule A attached hereto, and any other person(s) or entity(ies) who may hereafter become a party to this Agreement.  The Company and the Shareholders are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

WHEREAS, the Shareholders are the owners of 100% of the common shares and equity of the Company (the “Share Capital”), as set forth on Schedule B; and

WHEREAS, the Company and the Shareholders wish to enter into this Agreement to document their agreement and understanding regarding certain restrictions and controls on the Company and the Share Capital; and

WHEREAS, except with respect to the Restated Stock Exchange Agreement and any document executed pursuant thereto, this Agreement and the terms and covenants contained herein shall supersede and take precedence over similar terms and covenants set forth in any and all other agreements between the Company and its Shareholders, including, without limitation, any stock purchase agreement or founders stock purchase agreement (collectively, the “Prior Agreements”).

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

Section 1.1          Capitalized terms not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have such definition as set forth in the Restated Stock Exchange Agreement.  In addition, as used in this Agreement the following terms shall have the following respective meanings:

(a)           “Affiliate” means, with (a) with respect to Solar Thin, a corporation or other entity controlled by Solar Thin through the direct or indirect ownership of a majority of the voting stock, and (b) with respect to any one or more of New Palace, Istvan Krafcsik or Attila Horvath or their Permitted Transferees, (i) any corporation or other entity that any of them control jointly or separately through the direct or indirect ownership of a majority of the voting stock or through any written agreement, (ii) the spouses, brother, sister or children of such Persons or (iii) trusts set up solely for the benefit of such Persons or their spouses, brothers, sisters and/or children.

(b)           “Company Liquidity Event” shall mean any one of the following events:

(i)           a Change of Control of the Buyer, for consideration payable in whole or in substantial part in cash, or

(ii)          an initial public offering of the share capital of the Buyer, or

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(iii)           the merger of the Buyer with or into an inactive corporation that is publicly traded on a United States or European securities exchange (a “Shell Corporation”) or the exchange of 100% of the share capital of the Buyer for a controlling interest in a Shell Corporation, in either case, coupled with a simultaneous cash financing of not less than United States Five Million Dollars (USD $5,000,000), or

(iv)           the distribution or dividend of 100% of the share capital of the Buyer owned by the Parent to the stockholders of the Parent, as a result of which the Buyer shall become a corporation that is publicly traded on a United States securities exchange, coupled with a simultaneous cash financing for the Buyer of not less than United States Five Million Dollars (USD $5,000,000).

(c)           "Connected Person" means any company controlled by or affiliated with Solar Thin Films, Inc. ("STF") the parent of the Company and any Person employed by STF or any company controlled by or affiliated with STF.

(d)           “Articles of Incorporation” means the articles of incorporation or memorandum of association representing the formation documents of the Company.

(e)           "Excess Cash" means, at the end of any financial year of the Company and its Subsidiaries, the aggregate amount of cash and marketable securities that are retained by the Company and its Subsidiaries which is in excess of the aggregate amount of funds required for all operating expenses, business expansion and working capital needs of the Company and its Subsidiaries for the next succeeding financial year, including, without limitation, the purchase or lease of capital equipment, research and development, hiring of personnel, and any and all other related expenditures that are anticipated in good faith by the Board of Directors of the Company to be required by the Company and its Subsidiaries.

(f)           “Gross Profit Margin” means the net selling price of the applicable PV Equipment, less “cost of good sold,” as that term is defined under United States generally accepted accounting principles (“US GAAP”).

(g)           “New Palace” means New Palace Investments Ltd., a Cypress corporation wholly-owned by Istvan Krafcsik and Attila Horvath.

(h)           “Offerees” means each of (i) the Company, (ii) each of the Shareholders, excluding any Shareholder who has caused or initiated the event that results in the offer of the Shares to the Offerees hereunder (the “Shareholder Offerees”) and (iii) any other person, firm or corporation designated by the Company or the Shareholder Offerees who is acceptable to all other Shareholder Offerees (a “Designated Person”).

(i)           “Permitted Transfer” shall have the meaning set forth in Section 2.1(c) of this Agreement..

(j)           “PV” means photovoltaic.

(k)           “PV Equipment” means the machinery, equipment, software and computer hardware required to be installed at a PV Facility to enable a Person to manufacture and produce PV Modules.

(l)           “PV Facility” means a turn-key manufacturing facility including PV Equipment, converters, land and building to enable a Person to produce PV Modules.

(m)           “PV Modules” means PV solar panels or modules capable of producing solar power that are comprised of PV cells made from amorphous silicon (“aSi”) or utilizing a-Si technologies.

(n)           “Qualified Appraisers” means any recognized investment bank or business appraisal company selected by the Board of Directors of the Company who has not previously rendered financial or business appraisal services to Solar Thin or who is otherwise acceptable to Istvan Krafcsik.

(o)           “Restated Stock Exchange Agreement” means that certain Amended and Restated Stock Exchange Agreement, dated as of April 2, 2009, by and among the Company, Solar Thin Films, Inc., BudaSolar Technologies Co., Ltd., New Palace, Ltd., Krafcsik Horvath Holding Ltd., Istvan Krafcsik and Attila Horvath.

(p)           “Shares” means and includes all shares of Share Capital now owned or hereafter acquired by any Shareholder.  For purposes of this Agreement, all of the Shares of Share Capital that a Shareholder has a right to acquire from the Company upon conversion, exercise or exchange of any of the securities of the Company then owned by such Shareholder shall be deemed Shares then owned by such Shareholder; provided, however, that for purposes of this Agreement any “Buyer Preference Shares” that may be issued pursuant to Section 2.2 of the Restated Stock Exchange Agreement shall not be deemed to be Shares of Share Capital.

(q)           “Share Capital” means and includes all issued and outstanding common shares and equity of the Company and all other securities of the Company which may be issued in exchange for or in respect of shares of Share Capital (whether by way of stock split, stock dividend, combination, reclassification, reorganization, or otherwise) ; provided, however, that for purposes of this Agreement any “Buyer Preference Shares” that may be issued pursuant to Section 2.2 of the Restated Stock Exchange Agreement shall not be deemed to be Shares of Share Capital..

(r)            “Solar Thin” means Solar Thin Films, Inc., a Delaware corporation and one of the Shareholders.

(s)           "Triggering Date” shall mean (i) for Section 2.2(a), the date of the selling Shareholder’s death; (ii) for Section 2.3, the date of the occurrence of an event of insolvency; and (iii) for Section 2.4, the date that the Offer (as defined in Section 2.4(a)) is delivered to the Offerees.

ARTICLE  2 - TRANSFERS

Section 2.1                                General Restriction Against Transfer; Permitted Transfers.

(a)           Each Shareholder covenants and agrees that, except as specifically set forth in this Article 2 and subject at all times to Section 2.1(b) below, neither such Shareholder nor such Shareholder’s heirs, executors, legal representatives or successors or assigns shall sell, donate, assign as collateral, pledge, hypothecate, mortgage, encumber, allow to be encumbered, transfer or otherwise dispose of in any manner whatsoever (each, a “Transfer”) any Shares.

(b)           Notwithstanding anything to the contrary, express or implied, contained in this Article 2, except for (i) a “Permitted Transfer” (as hereinafter defined), (ii) a Transfer contemplated by Section 2.2 or Section 2.3 below, or (iii) a Company Liquidity Event, no Shareholder shall directly or indirectly effect or seek to effect any Transfer or his or its Shares or enter into any agreement or other commitment to Transfer his or its Shares at any time on or before April 2, 2014.  The provisions of the foregoing sentence may be amended or revoked only by unanimous agreement of all of the Shareholders. Any attempt to Transfer or to agree to Transfer any Shares in contravention of the provisions of this Agreement shall be void and shall have no effect.  Compliance with the provisions of this Agreement shall be a condition precedent to the recording or documentation of any Transfer of any Shares in the books and records of the Company.

(c)           Notwithstanding any of the restrictions on Transfer of the Shares contained in this Agreement, Transfers of any Shares of the Shareholders to any Affiliate, shall be permitted (each a “Permitted Transfer”); provided, however, that (i) any Shares so Transferred shall continue to be subject to the restrictions of this Agreement, (ii) such Transfer does not violate any of the provisions of this Agreement, (iii) no Shareholder shall effect or permit any Transfer of his or its Shares to Zoltan Kiss or any Affiliate of Zoltan Kiss, and (iv) such Transfer shall not be effective until the transferee executes and delivers an agreement in the form supplied by the Company whereby such transferee agrees to become a party to this Agreement and to be bound by each of the terms and conditions of this Agreement.

(d)           Each Shareholder hereby agrees that, during the period of duration specified by the Company and any underwriter, investment banker or nominated advisor of Share Capital or other securities of the Company following the effective date of a registration statement of the Company filed under the United Securities Act of 1933, as amended, or the listing of any Share Capital of the Company on any European Union securities exchange, if any, such Shareholder shall not, to the extent requested by the Company and such underwriter, investment banker or nominated advisor, Transfer any securities of the Company held by it at any time during a period of up to twelve (12) months following the effective date of such registration statement or listing of Share Capital on any European Union securities exchange (as the case may be).  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of each such Shareholder until the end of such period.

Section 2.2                                Effect of Death.

(a)           Upon the death of a Shareholder, that Shareholder’s legal inheritor may, but shall not be required to, at any time following forty-five (45) days after his or its legal appointment, offer to sell to the Offerees, and the Offerees may, but shall not be required to, purchase all or any portion of such Shares.

(b)           Any proposed sale or sale under this Section 2.2 shall be made in accordance with Section 2.5, Section 2.6, Section 2.7 and Section 2.8.

Section 2.3           Sale Upon Insolvency.  Each Shareholder agrees that upon the occurrence of any of the following events, unless excluded by law:  (i) a Shareholder’s adjudication as a bankrupt; (ii) institution by or against a Shareholder of a petition for arrangement or any other type of insolvency proceeding under any bankruptcy law or otherwise; (iii) a Shareholder’s making of a general assignment for the benefit of such Shareholder’s creditors, (iv) the appointment of a receiver or trustee in bankruptcy of such Shareholder for any of a Shareholder’s assets; or (v) the taking, making or institution of any like or similar act or proceeding involving a Shareholder, provided that such event, adjudication, institution, making, appointment or similar act or proceeding is not cured or rescinded within ninety (90) days (the “Cure Period”), then, at the end of the Cure Period, such Shareholder or such Shareholder’s successor or successors in interest shall offer to sell to the Offerees, and the Offerees may, but shall not be required to, purchase all, but not less than all, of such Shareholder’s Shares and such sale shall be made in accordance with Section 2.5, Section 2.6, Section 2.7 and Section 2.8.

Section 2.4           Right of First Refusal.

(a)           Notwithstanding any other provision of this Agreement, if at any time on or after April 2, 2014 any Shareholder desires to sell for cash or cash equivalents all or any portion of his its Shares pursuant to a bona fide offer from a third party who is not an Affiliate (for the purposes of this Section 2.4, the “Proposed Transferee”), such selling Shareholder shall submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) to the Company and the Shareholder Offerees on terms and conditions, including price, not less favorable to the Company and the Shareholder Offerees than those on which the selling Shareholder proposes to sell such Offered Shares to the Proposed Transferee.  The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Shares owned by the selling Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale.  The Company may appoint a third party or a Shareholder to exercise the right to purchase the Offered Shares by delivering written notice to the selling Shareholder.

(b)           The Company or the Shareholder Offerees may purchase some but not all of the Offered Shares unless the Proposed Transferee advises that he or it would not purchase less than all of the Offered Shares, in which event the Company and the Shareholder Offerees may only purchase all of the Offered Shares.  Any sale proposed or made under this Section 2.4 shall be made in accordance with Section 2.5, Section 2.6 and Section 2.8.

(c)           The Shareholders’ right of refusal provided in this Section 2.4 shall not apply with respect to:

(i)           the occurrence of any Company Liquidity Event, or

(ii)          any redemption of Shares or Transfer of Shares by a Shareholder in a transaction approved by the unanimous vote or consent of all of the Shareholders of the Company;

(iii)         any Permitted Transfer.

Section 2.5           Option Period; Effecting Election.

(a)           Option Period.  For each proposed purchase of Shares by the Offerees made pursuant to Section 2.2, Section 2.3 or Section 2.4, the Company and/or a Designated Person shall have the first option to purchase all or any portion of such Shares.  The Company and/or such Designated Person shall have one hundred and eighty (180) days (the “Company Option Period”) from the effective Triggering Date to consummate such a sale.  If the Company and/or the Designated Person does not consummate any such sale within the Company Option Period, the Shareholder Offerees shall then have an additional ninety (90) days, beginning on the day following the expiration of the Company Option Period (the “Shareholder Offerees’ Option Period”) during which they may consummate the purchase of the applicable Shares.  The Company Option Period and the Shareholder Offerees’ Option Period are collectively referred to herein as the “Option Periods.”  If any such Share purchase is not consummated either by the Company, the Designated Person or the Shareholder Offerees within the applicable Option Period, the Shares may be sold to a third party or otherwise transferred, as applicable, by the Shareholder or his legal representative, as applicable.  Any purchase made by the Company and the Shareholder Offerees under this Agreement shall result in all of the applicable Shares being purchased, but the Company, the Designated Person (if any) and the Shareholder Offerees may divide the Shares purchased between themselves in any proportions that they desire in their sole discretion; provided, however, that each Shareholder Offeree shall have the right to purchase at least that Shareholder Offeree’s pro rata share of the Shares available for purchase by all of the Shareholder Offerees.  This pro rata share shall be calculated for each Shareholder Offeree based on each Shareholder Offeree’s ownership of Shares (as a percentage of all of the Shares owned by all of the Shareholder Offerees).  If a Shareholder Offeree declines to purchase his pro rata share, the other Shareholder Offerees may purchase any such remaining Shares based on their pro rata share of these remaining Shares (excluding any shares owned by the Shareholder Offeree who declined to purchase his pro rata share in the initial Shareholder Offeree purchase).

(b)           Effecting Election.  Election by the Company, a Designated Person or the Shareholder Offerees to purchase Shares offered for sale pursuant to this Agreement shall be effected by sending written notice of such election to such offering Shareholder or such offering Shareholder’s representative (as applicable) prior to the expiration of the applicable Option Period.

Section 2.6           Effect of Failure to Elect to Purchase All Shares.

(a)           If the Offerees do not elect to purchase all of the Shares offered for sale by an offering Shareholder (or its legal inheritor or representative) pursuant to Section 2.2 or Section 2.3, all of the offering Shareholder’s Shares shall continue to be owned by such Shareholder (or his legal representative, as applicable).  Such Shares may be transferred as contemplated by the Shareholder (or legal representative), but such Shares will at all times continue to be subject to the restrictions of this Agreement and no such Transfer will be effective until each proposed transferee executes and delivers a counterpart of this Agreement.

(b)           If the Offerees do not elect to purchase all of the Shares offered for sale by an offering Shareholder pursuant to Section 2.4, all, but not less than all, of the offering Shareholder’s Shares may be transferred to the bona fide offeror pursuant to the terms of the bona fide offer within sixty (60) days following the expiration of the Shareholder Offerees’ Option Period; provided, however, that any Shares so transferred shall continue to be subject to the restrictions of this Agreement and such Transfer shall not be effective until the transferee executes and delivers a counterpart of this Agreement.  If all of the offering Shareholder’s Shares are not transferred within such 60-day period, such Shares shall again become subject to the restrictions contained in this Agreement and shall not be transferred except in accordance with the terms and conditions of this Agreement.

Section 2.7           Purchase Price. Except as provided in Section 2.4 of this Agreement, the “Purchase Price” per share of the Shares proposed for Transfer or Transferred shall be determined as of the last equity offering of the Company and being equal to the price per share pursuant to the last equity offering, provided such equity offering of the Company was consummated within a six (6) month period of the proposed Transfer and with parties who are not Affiliates of the Company or any Shareholder, or in absence of an equity offering within the said six (6) month period, by the written concurrence of a Qualified Appraiser.  The Qualified Appraiser shall be chosen within five (5) business days after the Triggering Date. The Company shall pay the costs and expenses of the Qualified Appraiser.  The Qualified Appraiser shall develop a fair market value determination of the Company’s value in accordance with generally accepted appraisal standards, including, without limitation, consolidated historical revenues and earnings (if any), firm and anticipated additional contracts and orders, consolidated cash flow, Shareholders equity and comparable prices and values for other businesses in the PV Equipment industry (the “Appraisal”).  The fair market value of the Company set forth in the Appraisal shall be the basis for the final and binding Purchase Price for the Shares proposed for Transfer or Transferred.  The Qualified Appraiser must be firm or individual with previous background and experience in the valuation and appraisal of corporations, which are similar in size, industry and financial condition to the Company.  The Qualified Appraiser shall deliver a written report of its Appraisal to all parties (which Appraisal shall include the Appraiser’s determination of the Purchase Price, along with a sufficiently detailed description of the methodologies, assumptions and procedures used) within sixty (60) days after the designation of the Qualified Appraiser.  However, the Purchase Price to be determined under this Section 2.7 shall not be less than the price offered on a firm basis for all of the Shares proposed to be Transferred by a bona fide third party buyer who is not an Affiliate of the Company or of any Shareholder.

Section 2.8           Closing; Payment.

(a)           The closing ("Closing") of any sale of a Shareholder’s Shares to an Offeree pursuant to Section 2.2 or Section 2.3 shall take place at the office of the Company at any point prior to the expiration of the applicable Option Period or in the event of a sale under Section 2.4, on the sixtieth (60th) business day following the date the Offer was made.  The certificate or certificates representing the Shares to be purchased by the Offerees, properly endorsed for transfer or with an executed stock power attached, shall be delivered at the Closing free and clear of all liens, security interests, pledges, charges or other encumbrances of any nature whatsoever, except for the rights of the Offerees set forth in this Agreement, against the payment of the purchase price therefore, unless otherwise agreed by the Parties of the Purchase and accepted by the other Shareholders and the company in written form. ..

(b)           The Purchase Price for any purchase of Shares by the Company under this Agreement shall be made exclusively in cash, unless otherwise agreed to by the Shareholder or his legal inheritor.

(c)           Notwithstanding any other provision of this Section 2.8, if an Offeree is purchasing the Shares pursuant to Section 2.4 and is paying the purchase price set forth in the bona fide offer, the purchase price shall be paid in accordance with the terms and conditions contained in the bona fide offer.

Section 2.9           Failure to Deliver Shares.  If a Shareholder (for the purposes of this Section 2.9, an “Obligated Shareholder”) becomes obligated to sell any Shares to any Offeree hereunder, as determined by a final nonappealable order from a court of competent jurisdiction, and fails to deliver such Shares in accordance with the terms of this Agreement, the Offeree may, at its option, in addition to all other remedies it may have, send to the Obligated Shareholder the Purchase Price for such Shares.  Upon receipt of a final nonappealable order from a court of competent jurisdiction, the Company, upon written notice to the Obligated Shareholder shall (i) cancel on its books the certificate or certificates representing the Shares to be sold and (ii) shall issue, in lieu thereof; in the name of the Offeree, a new certificate or certificates representing such Shares, and all of the Obligated Shareholder’s rights in and to such Shares shall immediately terminate.

Section 2.10         Tag-Along Rights.

(a)           If at any time after April 2, 2014, any of the Shareholders, whether alone or together by agreement, contract or understanding (for the purposes of this Section 2.10, each a “Selling Party”) wishes to sell any Shares owned by it in a single transaction or series of related transactions equaling forty-nine percent (49%) or more of all of the Share Capital of the Company then issued and outstanding (on a fully-diluted basis counting all issued options, warrants and convertible securities) to any third party (other than to a permitted transferee of such Selling Party in connection with a Permitted Transfer or any other Shareholder (see Section 2.12)) (for the purposes of this Section 2.10, the “Purchaser”), and the Selling Party has complied with all of the other requirements of this Agreement, the Selling Party shall cause a written notice of the offer by the Purchaser to purchase such Shares (a “Tag-Along Notice”) to be delivered to each of the other Shareholders (each a “Tag-Along Shareholder”), setting forth the price per Share to be paid by the Purchaser, the identity of the Purchaser and the other principal terms and conditions of the Purchaser’s offer to purchase such Shares, and each Shareholder shall have the right to offer for sale to the Purchaser, as a condition of such sale by the Selling Party, the same proportion of the Shares then held by such Shareholder as the proposed sale represents with respect to the total number of Shares that the Selling Party owns or has the right to acquire pursuant to outstanding options, warrants or convertible securities, at the same price per Share and on the same terms and conditions as involved in such sale by the Selling Party.  Each Shareholder shall notify the Selling Party of its intention to sell its Shares pursuant to this Section 2.10 as soon as practicable after receipt of the Tag-Along Notice, but in no event later than thirty (30) days after receipt thereof.

(b)           In the event that any Shareholder elects to sell its pro rata portion to the Purchaser, the Tag-Along Shareholders shall not be obligated to execute and deliver any document which (A) requires such Tag-Along Shareholder to make representations or warrants regarding any aspect whatsoever of the business or prospects of the Company and/or its Subsidiaries, (B) would subject such Tag-Along Shareholder to restrictive covenants, or (C) requires such Tag-Along Shareholder to be obligated for any indemnification or other obligations other than (so long as the Selling Party(s) do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the Purchaser (but only up to the amount of net proceeds actually received by such Tag-Along Shareholder in the sale), in any indemnification that the Selling Party(s) have agreed to, and (2) any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares.

(c)           The Selling Party and each other Shareholder intending to sell Shares hereunder shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price per Share and upon other terms and conditions, if any, not more favorable to the Purchaser than those set forth in the Tag-Along Notice; provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Selling Party and each other Shareholder intending to sell Shares hereunder pro rata based upon the number of Shares then held by the Selling Party and each such other Shareholder electing to sell to the Purchaser (calculated on a fully diluted basis).

ARTICLE  3 - CORPORATE GOVERNANCE AND AGREEMENTS

Section 3.1           Major Decisions, Competing Business Ventures and Affiliated Sales.

(a)           Actions of the Board of Directors and Shareholders; Major Decisions.The business of the Company and its Subsidiaries shall be conducted and managed in the following manner:

(i)           Except for Major Decisions (as hereinafter defined) and the provisions of Section 3.1(a)(ii) below, the operation of the business of the Company and its Subsidiaries shall be managed by the Board of Directors of the Company who shall act in accordance with the Rules on Procedures of the Board of Directors annexed hereto as Schedule C (the “Rules of Procedure”).

(ii)          The hiring or removal of any “Executive Officer” (as defined) shall be determined by a majority of the members of the Board of Directors at any regular or special meeting of the Board of Directors called in person or by telephonic conference call in accordance with the Rules of Procedure.  As in this Agreement, the term “Executive Officer” shall mean and include the Chief Executive Officer, the President, the Chief Technology Officer and the Chief Financial Officer of the Company and its Subsidiaries.

(iii)         The events listed on Schedule A hereto are deemed to be “Major Decisions” for the Company.  Notwithstanding any other provision of this Agreement, the Company’s Articles of Incorporation or the Rules of Procedure, except as otherwise prohibited by applicable law, for so long as this Agreement shall remain in force and effect:

    (A)           if such Major Decision which, under the laws of Hungary, is an action that requires the approval, consent or action by the Board of Directors of the Company or any Subsidiary of the Company, the unanimous affirmative vote, consent or approval of all of persons designated by each of Solar Thin and New Palace Investments Ltd. to serve as the members of such Boards of Directors shall be required to approve, adopt or ratify such Major Decision, and

    (B)           if such Major Decision which, under the laws of Hungary, is an action that requires the approval, consent or action by the Shareholders of the Company or any Subsidiary of the Company, the unanimous affirmative vote, consent or approval of each of Solar Thin and New Palace Investments Ltd. or their designees who are listed on Schedule B hereto shall be required to approve, adopt or ratify such Major Decision.  The only Shareholders empowered to vote on Major Decisions are Solar Thin and New Palace Investments Ltd. or their designees who are listed on Schedule B hereto.

(iv)         In connection with a Major Decision, in the event that a member of the Board of Directors or either of Solar Thin or New Palace or their designees who are listed on Schedule B hereto fail or refuse to affirmatively vote or consent in connection with any one or more Major Decisions at any regular or special meeting of the Board of Directors or Shareholders scheduled to be held not earlier than ten (10) business days (as recognized in Hungary) after the date written or electronic mail notice of such meeting of the Board of Directors or Shareholders is given as per Schedule B hereto to all directors and each of Solar Thin and New Palace, then such Shareholder shall be deemed not to have accepted and to have voted against implementation of such Major Decision.

(v)          Each of Solar Thin and New Palace has the right at any time by written notice to the other Shareholder, to (A) remove or replace its representative listed on Schedule B to vote on Major Decisions pursuant to prior written notification to the Company and to the other Shareholders, or (B) to change the addresses for notices set forth on Schedule A.

(vi)         In case the right to accept such purchase order was not delegated to the Chief Executive Officer, the acceptance of purchase orders for PV Equipment shall constitute a Major Decision of the Board, and shall be implemented pursuant to the procedures for accepting such purchase orders are set forth in paragraph 7 of the Rules of Procedure, including completing the Factory Sale Form constituting Exhibit 2 to this Agreement (the “Factory Sale Form”).  Except only for purchase orders of a size or commitment by the Company that constitute a Major Decision of the Board, the Chief Executive Officer is expressly authorized to negotiate, accept and execute all other purchase orders.

(b)           Competing Business Ventures by Solar Thin Films.           Notwithstanding anything to the contrary contained in this Agreement, the Restated Stock Exchange Agreement or in the respective employment agreements dated of even date herewith between the Company and István Krafcsik and Attila Horváth (the “Executive Employment Agreements”), in the event that  Solar Thin shall, at any time or from time to time, seek to acquire or establish, directly, through any Subsidiary (other than the Company) or in connection with joint ventures with Persons who are not Affiliates of Solar Thin, one or more PV Facilities to manufacture PV Equipment that produce PV Modules (a “Competing Business Venture”), Solar Thin shall first comply with the following procedures:

(i)           Solar Thin shall present full details of the business opportunity relating to the Competing Business Venture to the board of directors of the Company;

(ii)          if and to the extent that capital or other funding for the business opportunity relating to the Competing Business Venture shall be required, if available in the Company, the Company shall provide such capital or funding; and

(iii)         if the Company is unable provide such capital or funding, the same shall be provided by the Shareholders in proportion to their individual ownership of the Shares.

Subject to the foregoing procedures, if New Palace, acting through Istvan Krafcsik in accordance with Schedule B hereto, shall determine, pursuant to a Major Decision, that the Company shall not proceed with or invest in such Competing Business Venture, then and in such event, Solar Thin may engage in such Competing Business Venture directly itself, through any Subsidiary (other than the Company) or in connection with joint ventures with Persons who are not Affiliates of Solar Thin; provided, that:

(A)          the Company and the Person established to engage in such Competing Business Venture shall enter into a non-exclusive technology transfer and license agreement with the Company pursuant to which the Company will provide certain mutually agreed upon technology, personnel expertise, know-how, installation, start-up services and other intellectual property to such Person, all upon such arms length terms and conditions as shall be comparable to any similar arrangement entered into with any Person who is not Affiliated with Solar Thin; and

(B)           if such Competing Business Venture shall consist of a joint venture or similar arrangement with any Person who is not an Affiliate of Solar Thin or its Subsidiaries:

  (1)           at or immediately following the closing of such Competing Business Venture, Solar Thin shall assign directly to István Krafcsik and Attila Horváth or New Palace, a percentage of the 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture that is owned or made available to Solar Thin (the “Available Solar Thin Equity”) which shall be equal to the same percentage by which the Share Capital of István Krafcsik and Attila Horváth or New Palace then owned in the Company bears to 100% of the outstanding Share Capital of the Company (the “Minority Shareholders’ Equity”); and

  (2)           The Minority Shareholders Equity in any Competing Business Venture shall be convertible at any time, at the option of István Krafcsik and Attila Horváth or New Palace (as applicable) shares of common stock of Solar Thin at a conversion price equal to 100% of the average of the closing prices of Solar Thin’s common stock for the 20 trading days immediately prior to the date notice of conversion is given.

For the avoidance of doubt, if (i) the Available Solar Thin Equity in such Competing Business Venture shall be 40% of 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture, and (ii) István Krafcsik and Attila Horváth or New Palace then own 49% of the Share Capital of the Company, then and in such event, the Minority Shareholders’ Equity in such Competing Business Venture shall be 19.6% of 100% of the equity or earnings and profits of the joint venture or other entity established to engage in such Competing Business Venture.

(c)           Competing Business Ventures by István Krafcsik and Attila Horváth or New Palace. Notwithstanding anything to the contrary contained in this Agreement, the Restated Stock Exchange Agreement or in the Executive Employment Agreements, during the term of this Agreement and for so long as István Krafcsik and Attila Horváth are employed on a full-time basis as senior executive officers of the Company and its Subsidiaries under the Executive Employment Agreements or otherwise:

(i)           In the event that István Krafcsik and Attila Horváth propose that the Company or its Subsidiaries enter into any one or more agreement to furnish PV Equipment with a customer that would obligate either the Company, any Subsidiary of the Company or Solar Thin to directly or indirectly “buy-back,” repurchase, or otherwise act as a distributor or manufacturer’s representative to sell and market for resale any portion of the PV Modules produced by such customer using the PV Equipment being sold to such customer, such agreement or arrangement (a “PV Module Distribution Arrangement”) is a Major Decision. In the event that Solar Thin or its representatives on the Board of Directors do not agree to directly or otherwise permit the Company or any Subsidiary of the Company to enter into such PV Module Distribution Arrangement, then the Parties shall mutually undertake to find a third Person who is not an Affiliate to assume all or part of the financial obligations in connection with such PV Module Distribution Arrangement, form an entity and enter into a joint venture or related partnership or profit sharing arrangement with such Person (the “Module Distribution Joint Venture”).  In such event, as between Solar Thin, on one hand, and New Palace and its Affiliates, on the other hand, the equity in any such Module Distribution Joint Venture shall be in the same proportion as the Parties then ownership of the Shares in the Company at such time such Module Distribution Joint Venture shall be entered into. If, for any reason, Solar Thin elects not to participate in such Module Distribution Joint Venture, then, and only in such event, New Palace and/or Istvan Krafcsik and Attila Horvath may directly participate in such Module Distribution Joint Venture; provided, that such participation shall not interfere in any material respect with their duties and obligations to the Company under this Agreement and the Executive Employment Agreements.

(ii)           In addition to their rights described in Section 3.1(c)(i) above, New Palace, István Krafcsik or Attila Horváth shall also be entitled to make “passive” investments in any Person who is not an Affiliate and who manufactures PV Modules, so long as such Person is not engaged in any business which is in direct competition with the business then being conducted by the Company, its Subsidiaries or Solar Thin; provided, however, that (A) Solar Thin shall first be offered an opportunity to participate in such investment (to the extent of its percentage ownership of the share capital of the Company at the time of the investment in the equity that is made available to all Parties hereto or their Affiliates), and (B) neither István Krafcsik nor Attila Horváth shall render any employment, consulting or other services to such Person or its subsidiaries.

(d)           Affiliated Equipment Purchasers.          In the event that Solar Thin or any Subsidiary or Affiliate of Solar Thin (other than the Company or its Subsidiaries) in which Solar Thin or such Subsidiary or Affiliate shall own not less than thirty-three and one-third percent (33-1/3%) of the equity or earnings and profits, shall engage in the sale of PV Modules, such Person(s) (an “Affiliated Equipment Purchaser”) shall use the Company as its preferred vendor and supplier, and offer the Company an opportunity to quote and bid upon purchase orders and contracts for all PV Equipment to be purchased by such Affiliated Equipment Purchaser.  In such connection, if the Company (i) offers terms and conditions for the sale of such quantities or lines of PV Equipment that are, in the aggregate, as favorable as those proposed by any competitor to the Company for the same type and quantity or lines of PV Equipment, and (ii) in the reasonable good faith judgment of such Affiliated Equipment Purchaser, the Company then has the physical and financial resources to meet the proposed delivery schedule(s), then Solar Thin shall cause (if an owner of more than 50% of such Affiliated Equipment Purchaser), or shall use its best efforts (if an owner of less than 50% of such Affiliated Equipment Purchaser) to cause, such purchase order and contract to be awarded to the Company.  In connection with the above, such Affiliated Equipment Purchaser shall have the right to purchase PV Equipment from the Company at the lower of either (A) the price bid by the Company in accordance with clause (i) above, and accepted by the Affiliated Equipment Purchase in accordance with clause (ii) above, or (B) at a price equal to 80% of the Gross Profit Margin that is then being received by the Company for sales of similar quantities of PV Equipment to Persons who are not Affiliates (“Comparable Sales”); provided, that such Gross Profit Margin shall not be less than the sum of (x) cost of goods sold (as determined in accordance with US GAAP), plus (y) 25%.  In addition, unless otherwise agreed as a Major Decision, not more than thirty percent (30%) of the Company’s annual production of PV Equipment will be delivered to such Affiliated Equipment Purchasers at the prices and terms and conditions set forth herein.

(e)           Other Solar Thin Activities.         Notwithstanding anything to the contrary contained in this Agreement, the Restated Stock Exchange Agreement, the Rules of Procedure or the Executive Employment Agreements, , the Company and the Shareholders acknowledge and agree that the term “Competing Business Venture” shall not include, and the provisions of this Section 3.1 shall not be applicable, to any transaction or business activity of Solar Thin (directly or through any Subsidiary of Solar Thin (other than the Company and its Subsidiary) or in connection with any joint venture with a third person, firm or corporation) that shall involve the manufacture and production of PV modules or panels or PV equipment used to produce any PV modules or panels, utilizing PV cells produced with or technologies involving any substance other than a-Si.  Accordingly, Solar Thin shall have the absolute right at any time, or from time to time, to engage, either directly or through any Subsidiary or Affiliate other than the Company or its Subsidiaries) or in connection with any acquisition, joint venture or related arrangement with any other person, firm or corporation in any business activity, including, without limitation, (i) the manufacture and production of PV modules or panels using crystalline cells or technologies, copper indium gallium diselenide (“CIGS”) cells or technologies, or any other production methods, exclusive of a-Si, (ii) other than PV Equipment to produce PV Modules using a-Si cells or technology, the manufacture and production of PV equipment to manufacture and produce PV modules or panels using crystalline cells or technologies, CIGS cells technologies, or any other production methods, or (iii) the establishment of power plants or related power facilities to provide PV power using equipment and/or PV modules or panels incorporating any cells or technologies, other than a-Si; in each case, without being obligated to first offer such business opportunity to the Company or to any other Shareholder.

Section 3.2           Board of Directors and Voting.

(a)           The number of members of the Board of Directors of the Company shall initially be four (4) persons.  Except for a Major Decision, to pass a Board resolution, the approval, consent or ratification of such resolution by a majority of the members of the Board of Directors shall be required to pass such resolution.

(b)           For a period equal to the greater of (i) the duration of their employment as senior executive officers of the Company, or (ii) their direct or indirect ownership (through New Palace Investments Ltd. or otherwise) of not less than 25% of the share capital of the Company (in case any Shares owned by István Krafcsik and Attila Horváth or any Affiliate or family member of such Persons, such Shares shall be deemed as owned by New Palace Investments Ltd.), Istvan Krafcsik and Attila Horvath shall be entitled to serve as directors of the Company and its Subsidiaries (as defined in the Restated Stock Exchange Agreement) following the Closing Date of the transactions under the Restated Stock Exchange Agreement unless New Palace Investment Ltd in it’s own discretion decides to nominate a new Board Member to replace one or both of them.

(c)           For so long as it shall own a majority of the issued and outstanding Shares of the Company, Solar Thin shall be entitled to designate the two (2) members of the Board of Directors of the Company and its Subsidiaries following the Closing Date of the transactions under the Restated Stock Exchange Agreement.  The initial directors designated by Solar Thin shall be Robert M. Rubin (who shall serve as Chairman of the Board) and Peter C. Lewis.  Solar Thin, by action of their board of directors, may at any time or from time to time replace one or more of the initial two directors designated by Solar Thin upon ten (10) days prior notice to the Shareholders and the Company.

(d)           The Parties hereto acknowledge that a four (4) person Board of Directors is not in their best interests or the interests of the Company.  Accordingly, the Shareholders shall, in good faith, immediately seek and within ninety (90) days following the date of this Agreement undertake to designate a fifth (5th) person to serve as a member of the Board of Directors of the Company and its Subsidiaries.  Such fifth director shall not be an Affiliate of any of the Shareholders or their Affiliates and shall be a person who is independent and familiar with the a-Si PV Module and PV Equipment business (the “Independent Director”).  The Independent Director shall serve at the pleasure of the Shareholders.  The selection of the initial Independent Director, his or her removal, and any successor(s) to such person shall, for all purposes of this Agreement, be deemed to be a Major Decision.

(e)           All members of the Board of Directors of the Company and its Subsidiaries shall continue to serve in such capacities until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  In the event of the death or inability of either Krafcsik or Horvath to serve as members of the Board of Directors of the Company and Subsidiaries, the remaining member of them may designate the second director who shall serve for the period as set forth above.

Section 3.3            Executive Officers; Authority and Goals of Executive Officers.

(a)           Istvan Krafcsik shall be appointed as Chief Executive Officer and Chief Technology Officer of the Company and each of its Subsidiaries and Attila Horvath shall be appointed as Chief Operating Officer of the Company and its Subsidiaries, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Parties expressly set forth that the Chief Executive Officer and the Chief Technology Officer shall be removed only for good cause, such as their non-performance. Solar Thin shall appoint a qualified accountant reasonably acceptable to the Chief Executive Officer and Chief Operating Officer, to serve as Chief Financial Officer of the Company and its Subsidiaries.

(b)           As set forth in the Rules of Procedure (including the requirement that the actual consolidated revenues and net profits before interest and taxes (“EBIT”) of the Company and its Subsidiaries as at the end of each financial year, commencing with the financial year ending December 31, 2009, are at least 75% of the projected annual consolidated revenues and EBIT of the Company and its Subsidiaries set forth on the annual “Operating Budget” referred to in Section 3.9 below), except for Major Decisions, the Board of Directors of the Company and its Subsidiaries shall expressly delegate and grant to each of the Executive Officers the absolute right and authority to manage the day-to-day operations of the Company and its Subsidiaries, and make all decisions binding upon the Company and its Subsidiaries, other than Major Decisions.

(c)           As set forth in the Rules of Procedures the Board of Directors may, by majority vote, elect to remove any Executive Officer for good reasons such as non-satisfactory performance, and may appoint any successor to such Executive Officer who has been removed from office; provided, however, that in no event shall any successor to the Chief Executive Officer of the Company and its Subsidiaries be a then existing officer or an otherwise related person of Solar Thin, unless such person is approved as a Major Decision.

(d)          Notwithstanding Section 3.3(c) above, in the event that either (i) Solar Thin seeks to remove an Executive Officer for good reasons, including non-satisfactory performance, and the representatives of New Palace Investments Ltd. on the Board of Directors refuse to agree to remove such Executive Officer, or (ii) the Shareholders or Board of Directors fail to appoint as a Major Decision a new Executive Officer to fill such vacancy with within sixty (60) calendar days following the remove of the former Executive Officer, then a “Deadlock” shall be deemed to exist.  In such event, either Solar Thin or New Palace Investments Ltd. may issue a notification of a Deadlock, and within fourteen (14) calendar days following such notice, the Shareholders shall arrange a meeting of Shareholders and shall use all reasonable endeavours to resolve the matter. In the event the Parties are not able to resolve the situation by Major Decision such decision shall be made as a simple majority decision.

Section 3.4           Related Party Transactions.           The Company shall not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of the Shareholders, or other Affiliate of a Shareholder or with any individual related by blood, marriage or adoption to any such Person, except on terms that are fair and reasonable to the Company and its Subsidiaries and at prevailing market rates.

Section 3.5           Cash Distribution Policy.           Unless otherwise agreed by the Shareholders as a Major Decision, the Company shall distribute to Shareholders not later than 90 days after the end of each financial year any Excess Cash.

Section 3.6          Working Capital Funding Policy.

(a)           In the event and to the extent that the Company and/or its wholly owned Subsidiary BudaSolar Technologies Ltd. requires working capital in addition to the $2,000,000 provided by Solar Thin under the Restated Stock Exchange Agreement, Solar Thin shall undertake in good faith (but shall not be legally obligated) to furnish such additional working capital, either directly as a loan from Solar Thin to the Company or through a financing arranged by Solar Thin directly for the Company.  In such case, the terms and conditions of such additional funding made or arranged by Solar Thin, shall be deemed to be a loan with interest calculated at a rate per annum equal to the greater of (a) 8% or (b) the actual annual interest rate being charged to Solar Thin or its Affiliate by any unaffiliated Person lending such amount of money to Solar Thin or its Affiliate (other than the Company) that Solar Thin or such Affiliate then lends to the Company or its Subsidiaries.  All other terms and conditions of such working capital loan (including repayment terms) shall be approved as a Major Decision by the Shareholders and shall be subject to the provisions of Section 3.1 of this Agreement.

(b)           The provisions of Section 3.6(a) shall not be applicable to a Competing Business Venture which shall be governed by the provisions of Section 3.1(b) of this Agreement.

Section 3.7          Company Liquidity Event.           In the event and at such time as (a) the consolidated revenues of the Company and its Subsidiaries shall equal or exceed United States Twenty-Five Million Dollars (USD $25,000,000) for any four (4) consecutive calendar quarters of three months each; and (b) the firm contracted-for backlog of orders of Products as at the end of such four (4) consecutive calendar quarters shall equal or exceed two hundred percent (200%) of such consolidated revenues, then and in such event the Company Shareholders shall undertake to consummate a Company Liquidity Event.  The method of consummating such Company Liquidation Event and the terms and conditions of any such Company Liquidation Event shall constitute a Major Decision.

Section 3.8          Service Agreement.           The Shareholders agree that each year, commencing with the year ending December 31, 2009, Solar Thin shall provide certain services to the Company and its Subsidiaries, including services of Solar Thin executive officers not otherwise employed by other Subsidiaries of Solar Thin, legal, accounting, public and investor relations and related matters.  The Company shall pay for such services based upon the terms and conditions of a services agreement between Solar Thin and the Company in the form of Exhibit 1 annexed hereto and made a part hereof (the “Service Agreement”).

Section 3.9          Operating Budget..           As at the date of this Agreement, Istvan Krafcsik and Attila Horvath have furnished to the Board of Directors of the Company a written operating budget and forecast (the “Operating Budget”) which sets forth the projected consolidated (i) sales revenues, (ii) EBIT, (iii) capital expenditures, and (iv) cash working capital requirements of the Company and its Subsidiary for the financial year ending December 31, 2009.  In addition, not later than November 30th of each financial year, commencing with the financial year ending December 31, 2009, such Executive Officers shall furnish to the Company an Operating Budget for the next immediately succeeding financial year (each, a “Budget Year”), which shall contain the same information set forth in the 2009 Operating Budget.  The 2009 Operating Budget has been approved by the Parties and is annexed hereto as Schedule D.  Approval of the Operating Budget for each succeeding financial year shall be a Major Decision of the Board of Directors.  The Operating Budget shall also contain a summary rolling forecast of estimated sales and capital expenditures for the next financial year following each relevant Budget Year.  In the event that the Board of Directors is unable to agree upon the Operating Budget for any financial year, then the Company shall conduct its business on the basis of the Operating Budget for the previous financial year.

ARTICLE  4 - GENERAL PROVISIONS

Section 4.1          Notices.           Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and delivered to the addresses set forth on Schedule B hereto by (a) personal delivery, or (b) a nationally recognized overnight courier delivery service (such as Federal Express, UPS, DHL, or USPS Express Mail) and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it.  All notices, requests, and consents to be sent to the Company or a Shareholder must be sent to or made at the appropriate address as Set forth on Schedule B, or to such other address as is specified by written notice to all parties hereto.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

Section 4.2          Entire Agreement.            This Agreement constitutes the entire agreement among the Company and the Shareholders relating to the matters contained herein and supersedes all prior similar contracts or agreements with respect to the Company or the Shares, whether oral or written, other than the provisions of the Securities Exchange Agreement, the Company’s Restated Articles of Incorporation or any documents executed pursuant thereto.

Section 4.3          Effect of Waiver or Consent.           A waiver or consent, express or implied, of any breach or default by any person in the performance of its obligations with respect to the Company is not a consent or waiver of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company.  Failure on the part of a person to complain of any act or omission of any person or to declare any person in breach or default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default.

Section 4.4          Amendment or Modification.           This Agreement may be amended or modified from time to time only by the written consent of the Company and by a writing signed by the Company and all of the Shareholders.

Section 4.5          Binding Effect.            Subject to the restrictions on Transfer set forth Article 2, this Agreement is binding on and inures to the benefit of the Shareholders and their respective heirs, legal representatives, successors, and assigns.

Section 4.6          Governing Law.  Arbitration; Jurisdiction.           (a)  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of laws.  Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

  (b)           All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States.  The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary.

(c)          Subject to the availability of the arbitration panel, the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto.  In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses.  In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert.  The arbitrators’ decision and award shall be made and delivered within ninety (90) days of the commencement of the arbitration.  The arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(d)          The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (A) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (B) share equally in the fees and expenses of the arbitration, including forum fees, the fees of the arbitrators and the cost of the official transcript of the proceedings.  The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding.  Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award.  This Section 4.6 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

Section 4.7          Further Assurances.           In connection with this Agreement and the transactions contemplated hereby, each Shareholder will execute and deliver any additional documents and instruments and perform any additional acts necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 4.8          Offset.           Whenever the Company is to pay any sum to any Shareholder, any amounts that that Shareholder owes to the Company shall be offset against and deducted from that sum before payment.

Section 4.9          Severability.            Should any part of this Agreement be rendered or declared invalid, illegal or unenforceable in part of in whole, such invalidation of such part or portion of this Agreement should not invalidate the remaining provisions thereof, and they shall remain in full force and effect. This regulation is respectively applicable to any gap in the regulation of this Agreement arising during the interpretation or fulfilment thereof. It is further agreed that if part of the Agreement is determined invalid, either party may open negotiations solely with respect to a substitute for such Article, Section, or portion.

Section 4.10          Counterparts.          This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts when signed and assembled together will constitute a single, fully-executed instrument.

Section 4.11          Incorporation of Recitals and Schedules.          All of the Recitals stated at the beginning of this Agreement and all of the Schedules attached hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 4.12          Acknowledgments By Shareholders and the Company.          By executing this Agreement, each Shareholder and the Company acknowledges and agrees that it (i) has actual notice of all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Shares, (ii) has received copies of and has read and reviewed the Company’s Articles of Incorporation, Bylaws and Rules of Procedure, and (iii) each of Solar Thin and the other Shareholders has been represented and advised by independent and individual legal counsel prior to executing this Agreement.  Each Shareholder hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Shareholder hereby waives any requirement that any further notice as required by any provision of Hungarian law or otherwise should be given.

[Balance of this page intentionally left blank - signature page follows]

 IN WITNESS WHEREOF, the undersigned parties have executed this Shareholders’ Agreement effective as of the date first set forth above.

STF TECHNOLOGIES LTD.

By:	/s/ Sandor Kupecz
Name:	Sandor Kupecz
Title:

SHAREHOLDERS:

SOLAR THIN FILMS, INC.

By	/s/ Robert M. Rubin
Name: Robert M. Rubin
Title: Chairman of the Board

New Palace INVESTMENTS LTD.

By:	/s/ Istvan Krafcsik
Name:	Istvan Krafcsik
Title:	President and Managing Director

/s/ Istvan Krafcsik
ISTVAN KRAFCSIK

/s/ Attila Horvath
ATTILA HORVATH

SCHEDULE A
to Shareholders Agreement

MAJOR DECISIONS PERTAINING TO THE COMPANY AND ITS SUBSIDIARIES

1.	Any amendment to this Agreement;

2.	Any amendment to the Company’s Articles of Incorporation or bylaws, or any of the Rules of Procedure;

3.	The merger, consolidation or combination of the Company with or into with any other corporation or entity;

4.	Any change the fundamental nature of the Company’s Business;

5.
The admission of new Shareholders in the Company or the issuance of any capital stock or other equity securities of the Company or any Subsidiary, or the execution of any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to equity securities of the Company or any Subsidiary;

6.	The appointment of any Executive Officer.

7.	The selection of any Independent Director or any successor Independent Director.

8.
The creation, incurrence, assumption, guarantee or otherwise becoming liable or obligated with respect to any indebtedness in excess of Euro Two Hundred and Fifty Thousand (€250,000), or the making of any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

9.
Any agreement to consummate the sale, transfer, lease, mortgage, encumber or other dispose of any of the assets of the Company or its Buda Solar subsidiary having a value in excess of Euro Two Hundred and Fifty Thousand (€250,000);

10.	The final terms and conditions of any additional funding contemplated by Section 3.6 of this Agreement.

11.
Except as contemplated by Article 3, entering into any agreement commercial or financial with any Affiliate or Connected Person (including Solar Thin or its Affiliates) which involves an amount in excess of Euro Two Hundred and Fifty Thousand (€250,000).

12.	Except as contemplated by Article 3, entering into any service agreement with any Affiliate or Connected Person which involves an amount in excess of Euro Two Hundred and Fifty Thousand (€250,000).

13.	Change of the statutory auditors.

14.	Approval, adoption or change of annual Operating Budgets and approval of unbudgeted capital or other expenditures in excess of Euro Two Hundred and Fifty Thousand (€250,000).

15.	Changes in the Corporate Services Agreement (Exhibit 1);

16.	The acquisition by the Company of the business, or a majority of the securities or assets of any person, firm or corporation;

17.
The purchase any securities of any person, firm or corporation in excess of Euro Two Hundred and Fifty Thousand (€250,000), except of EURO denominated money market instruments issued by single A rated issuers.

18.	Borrowing any sum exceeding Euro Two Hundred and Fifty Thousand (€250,000).

19

19.
Acceptance of a single purchase order for PV Equipment, PV Facilities or PV Modules (or in a series of related purchase orders) involving in excess of Euros One Million ((€1,000,000), unless accepted pursuant to procedures outlined in Section 7 of Schedule C to this Shareholders Agreement.

20.	Any single commercial agreement or commitment (or in a series of related transactions) in excess of Euro Two Hundred and Fifty Thousand (€250,000).

21.	Initiating or settlement out of court of any litigation involving an amount in excess of Euro Two Hundred and Fifty Thousand (€250,000).

22.	Declaring a dividend, paying any interest and making any other distribution of Excess Cash.

23.	Commencing or consummation of a Company Liquidation Event.

24.	Any decision with respect to the liquidation or winding up of the Company or any Subsidiary of the Company;

25.	Entering into any agreement other than on an arm’s length basis.

SCHEDULE B
To Shareholders Agreement

LIST OF SHAREHOLDERS AND AFFILIATES

Name of Shareholder	Address

Solar Thin Films, Inc.	25 Highland Boulevard, Dix Hills, New York 11746 001-(516) 443-0466
New Palace Investments Ltd.	Crystal Offices, Kranbis Building 20B Stasikratous Street 1065 Nicosia, Cyprus

Name of Shareholder	Number of Shares of Share Capital of STF Technologies, Inc.	Percentage
Solar Thin Films, Inc.	510	51%
New Palace Investments Ltd.	490	49%
Total	1,000	100%

Name of Shareholders of New Palace Investments Ltd.	Number of Shares of Share Capital of New Palace Investments Ltd.	Percentage
Istvan Krafcsik	750	75%
Attila Horvath	250	25%
Total	1,000	100%

Party	Name of Representative	Delivery of Notices
Solar Thin Films, Inc.	Robert M. Rubin, or in his absence or inability to serve, any other Person designated by the Board of Directors of Solar Thin Films, Inc.
Robert M. Rubin
25 Highland Boulevard
Dix Hills, NY 11746
United States
Email: rmr63@optonline.net

Copy to:

Stephen A. Weiss, Esq.
Hodgson Russ LLP
1540 Broadway
New York, New York 10036
United States
Email: sweiss@hodgsonruss.com

New Palace Investments Ltd	Istvan Krafcsik or in his absence or inability to serve, any other Person designated by New Palace Investments Ltd.	H-1121 Konkoly-Thege út 29-33. H-1121 Budapest, Hungary istvan.krafcsik@budasolar.hu

Schedule C
to Shareholders Agreement

RULES OF PROCEDURES of the BOARD OF DIRECTORS

All terms, as defined in this Schedule C shall have the same meaning as is set forth in the Shareholders Agreement to which this Schedule C forms a part.

The purpose of the present Rules of Procedures of the Board of Directors is to determine the basic principles of the establishment, operation, powers and procedures of the Board of Directors of the Company and its Subsidiaries.  Notwithstanding the foregoing, the Rules of Procedure set forth in this Schedule C are subject at all times to the terms and conditions of the Shareholders Agreement, including Article 3 thereof.  Any inconsistency between any of the Rules of Procedure set forth below and the terms and conditions of the Shareholders Agreement, shall, for all purposes, be construed and interpreted in accordance with the terms and conditions of Article 3 of the Shareholders Agreement; which provisions shall govern the conduct of the Shareholders, the Board of Directors of the Company and its Subsidiaries and the Company.

Subject at all times to the provisions of Article 3 of the Shareholders Agreement, the Board of Directors shall in accordance with the provisions of the legislation on business entities, the Statutes of the Company and the present Rules of Procedures, in conjunction with the provisions of the Organisational and Operational Rules.

1.            GENERAL PROVISIONS

1.1.          The Board of Directors shall be the managing body of the Company.  As provided in Section 3.1 of the Shareholders Agreement, the Board of Directors shall delegate specific authority to the Executive Officers to manage the day-to-day business and affairs of the Company and its Subsidiaries as to all matters, other than Major Decisions.

1.2           Should any one or more members of the Board of Directors be replaced or new members added to it, the obligations of the new members shall be defined by these Rules of Procedure and the terms and conditions set forth in the Shareholders’ Agreement.

1.3           Should the number of the members of the Board of Directors be less than four (4) as a result of the death, disability, resignation or other termination of a member of the Board of Directors or the Chairman of the Board of Directors shall resign, die, become disabled or otherwise be terminated, such vacancy (a) if one or more persons designated by New Palace, Istvan Krafcsik or Attila Horvath, be filled solely by another designee of New Palace or its shareholders, (b) if one or more persons designated by Solar Thin, be filled solely by Solar Thin or its successor-in-interest, and (c) if one or more Independent Director, shall be filled by a Major Decision of the Shareholders.

1.4           Upon the initiative of a member of the Board of Directors concerned to this end, the Board of Directors shall be obliged to take measures for convening the Annual Meeting of the Shareholders of the Company upon 30 days prior written notice to all Shareholders. The Annual Meeting of the Shareholders shall be held between March and April of each year at a time and location determined by the Chairman of the Board.

1.5           Should the Chairman be absent, another Member of the Board of Directors designated by him may act as his deputy, but only with regard to the Chairman’s tasks relating to the operation of the Board of Directors.

2.        THE OPERATION OF THE BOARD OF DIRECTORS

2.1.        The Board of Directors shall act as a body.

2.2           The Chairman or any other member of the Board of Directors seeking to convene any regular or special or extraordinary meeting of the Board of Directors shall furnish to all other directors a written agenda of such meeting, including therein a summary of any item submitted in writing by any member of the Board of Directors to be discussed and considered.  As regards items on the agenda of the meeting, the director convening such meeting shall prepare a written submission which he shall send to a other members of the Board of Directors at least five (5) business days preceding the meeting.

2.3.           Regular meetings of the Board of Directors shall be held not less than four times each calendar year, upon not less than 14 days prior written notice of the regular meeting.  An agenda referred to in Section 2.2 above shall be submitted to all directors, which agenda may be modified or supplemented by any other director not less than three (3) business days prior to the date scheduled for the regular meeting.

2.4           Special or extraordinary meetings of the Board of Directors may be convened by any one or more directors upon not less than five (5) business days prior written notice to all members of the Board of Directors, together with a proposed agenda for the special or extraordinary meeting.

2.5           Notice of and the agenda for all regular and special or extraordinary meetings of the Board of Directors shall be submitted to all of the directors by regular mail, facsimile transmission or electronic mail.  Notice shall be deemed to be given five (5) Business Days after it is placed in the mail, postage prepaid, or upon receipt of facsimile transmission or electronic mail.

2.6           Meetings of the board of directors shall be held in person at the registered office of the Company, in the absence of a decision of a Solar Thin and a majority of the other members of the Board of Directors providing for another location within or without Hungary.  In addition, at the request of any one or more directors seeking to convene a meeting, any regular or special or extraordinary meeting of the Board of Directors may be held by telephonic conference call; provided, that the director convening such telephonic meeting shall provide all members of the Board of Directors with a conference call-in number and access code.  At every phone conference call meeting of the Board of Directors every party shall be able to hear the voices of the other members simultaneously, through the same phone line, and is able to react immediately which is also heard by the other members or via e-mail. The Chairman of the Board of Directors shall take minutes on the phone conference call and send it via e-mail to the Members who shall confirm their approval via e-mail; and the Chairman shall record the e-mail meeting on a computerised medium and take minutes regarding it as well. Members of the Board of Directors hereby represent that they shall have available the equipment capable of holding a meeting of the Board of Directors via electronic means, including a phone system allowing a conference call and a computer system capable of sending and receiving e-mail without limitation The Chairman of the Board of Directors shall authenticate the minutes of the phone conference and the e-mails and store it at the registered office of the Company.

2.7           Regular meetings of the Board of Directors shall be convened by the Chairman.

2.8           The Board of Directors may elect without a meeting, if the decision taken in this way is drawn up in writing and signed by every member. A decision taken in this way is valid upon being signed by the last member of the Board of Directors.

2.8.          The meeting of the Board of Directors shall be conducted by the Chairman or, in his absence, the member convening the meeting.

2.9           The Board of Directors shall have a quorum if a majority of the members of the Board of Directors are present at the meeting. Members of the Board of Directors shall have equal voting rights at the meeting of the Board of Directors.

2.10         Except for Major Decisions (which shall require the unanimous approval or consent of the representatives of New Palace and Solar Thin on the Board of Directors), actions of the Board of Directors shall be by a majority of those directors present at any meeting in which a quorum is present. As provided in, and subject to the limitations and conditions set forth in the Shareholder Agreement, other than Major Decisions, actions and authority that might otherwise available to the Board of Directors shall be delegated to the Executive Officers.

2.11         Abstention from voting shall not constitute objection in itself; objection shall be expressly stated and recorded in the minutes.

2.12.        The meeting of the Board of Directors shall be recorded in minutes.

2.13         The minutes of all regular and special or extraordinary meetings of the Board of Directors shall contain:

  (a)           the venue and date of the meeting,
  (b)           the names of all participants, including board members and any invited guests,
  (c)           comments upon and decisions with respect to each item on the agenda,
  (d)           any objections against decisions.

2.14         Except for a meeting held via electronic communications means, the minutes shall be signed by the Chairman of the meeting and a member of the Board of Directors and the keeper of the minutes. The minutes of the meeting of the Board of Directors shall be sent to all members of the Board of Directors, without regard to their being actually present at the meeting, within 15 days following the meeting.

2.15.        The Board of Directors may determine the persons participating at the meeting with discussion rights as guests.

2.16         The Auditor of the Company, an employee of the Company or another person (expert) may be invited for the meeting of the Board of Directors or the discussion of an item on the agenda when necessary (or in cases determined by law).

2.17         Should the Board of Directors meet in camera, only members of the Board of Directors may be present at such meeting.  For a meeting in camera, the minutes drawn up on its course may contain only the decision, the names of the participants, eventual minority opinions or objections, the venue and date of the meeting and its being held in camera. For a meeting in camera, the minutes shall be kept by a member of the Board of Directors and signed by every member present.

2.18.        Except as may be required by the applicable securities and other laws of the United States or Hungary, members of the Board of Directors shall treat the communications of the meeting of the Board of Directors and every data and information communicated to them during the exercising of their Member of the Board of Directors tasks as regards the Company as business secret.

2.19.        Costs and expenses relating to the attendance at and operation of the Board of Directors shall be borne by the Company.

3.        MANAGEMENT TASKS

3.1.          Subject at all time to the provisions of the Shareholders Agreement, (a) the Board of Directors shall have the widest powers of management of the Company, and (b) the Board of Directors shall have the authority to decide on all matters which are not delegated to Istvan Krafcsik and/or Attila Horvath, as the Executive Officers of the Company, or reserved to the Shareholders at the General Meeting or other bodies of the Company;

3.2           The Board of Directors may, by majority vote, elect to remove any one or more Executive Officer for good reasons such as non-satisfactory performance, and may appoint any successor to such Executive Officer who has been removed from office; provided, however, that in no event shall any successor to the Chief Executive Officer of the Company and its Subsidiaries be a then existing officer of Solar Thin, unless such person is approved as a Major Decision.  Notwithstanding the foregoing, the Chief Financial Officer shall be a person appointed by or otherwise acceptable to Solar Thin.

3.3           The Parties consider the achievement of the consolidated revenues and Earnings before Interest and Tax (“EBIT”) as set forth in any Operating Budget to be the key criteria for measuring the performance of executive management. Therefore, a failure to achieve as at the end of any two consecutive Budget Years commencing with the financial years ending December 31, 2009 and 2010 of at least seventy percent (75%) of the consolidated sales revenues and EBIT set forth in such Operating Budget shall be good reasons to remove an Executive Officer by the Board of directors. However, the Parties acknowledge that the performance of Executive Management may be dependent, in part, on the availability of the necessary working capital requirements of the Company and its Subsidiaries set forth in such Operating Budget an element which the Board of directors shall within reason take into account when deciding on the removal of either or both of the Executive Officers for non satisfactory performance. For avoidance of doubt, the removal of an Executive Officer for non satisfactory performance is not to be considered an extraordinary termination as defined the respective employment agreements.

3.4           Pursuant to the Shareholders Agreement, except for transactions, agreement, contracts or expenditures constituting Major Decisions, the Board of Directors hereby delegate the authority, management and representation of the Company to the Executive Officers, acting individually or jointly. For this purpose, the Board of Directors may adopt internal regulations governing its organization, management and generally matters within its competence.  Without limiting the generality of the foregoing, the Board of Directors hereby specifically delegates its remits, powers and decision making rights to the Executive Officers with respect of the following matters:

(a.)         exercising the employer’s rights over the employees of the Company (except the appointment of the Executive Officers), including but not limited to: - recruiting junior officers and staff and  fixing their terms of employment excluding any bonus, profit sharing and pension schemes, - dismissing junior officers and staff and to settle indemnities or severance pay not exceeding the legal minimum;

(b)          negotiating and concluding any specific business transaction that was previously approved in the Operating Budget or otherwise approved as a Major Decision by the Board of Directors;

(c)          entering into any business transactions and concluding any contracts (including but not limited to the acceptance of purchase orders for PV Equipment, PV Facilities or PV Modules) which do not constitute Major Decisions.

(d)          the purchase, sale, lease or charge of any equipment which do not constitute Major Decisions;

(e)          provided that the same do not involve contracts or transactions constituting Major Decisions, amending or modifying any agreement or changing delivery or production schedules;

(f)          supervision of all research, development and technology matters involving the Company and its Subsidiaries; and

(e)          negotiating and concluding all other business transactions and contracts that do not fall within the definition of Major Decisions.

3.5           All decisions of the Executive Officers shall be recorded in writing and duly signed by the Chief Executive Officer or other Executive Officer designated by him so to do. Upon request copies of these decisions and minutes shall be provided to the members of the Board of Directors

3.6           The Chief Executive Officer may at any time delegate his above rights to the Chief Operating Officer of the Company. The Chief Executive Officer may also delegate certain his powers, authorities and responsibilities to other Executive Officers subject to specific approval of the Board of Directors.

3.7           The Chief Financial Officer of the Company shall supervise and be responsible for all accounting, bookkeeping, record keeping, preparation of financial statements and financial information concerning the Company and its Subsidiaries, and dealing with the independent auditors for the Company.  Upon the request of any member of the Board of Directors, the Chief Financial Officers shall render such accounting or financial reports directly to the Board of Directors as any board member may request.  In addition, in connection with the preparation of its quarterly consolidated financial statements and annual audited consolidated financial statements, the Chief Financial Officer shall provide to Solar Thin or its outside auditors such accounting, bookkeeping, financial statements and financial information as may be requested.  The Chief Financial Officer shall report to the Chief Executive Officer.

3.8           Cheques and other payments of €250,000 or less may be signed by the Chief Executive Officer or Chief Operating Officer individually.  Cheques and other payments in excess of €250,000 shall require the dual signatures of (a) either the Chief Executive Officer or Chief Operating Officer, and (b) the Chief Financial Officer.

4.           REPRESENTATION OF THE COMPANY; SIGNING OF DOCUMENTS

4.1     Members of the Board of Directors, the Chairman of the Board of Directors and employees granted representation right by the General Meeting of the Company shall be entitled to represent the Company.

4.2     Documents and agreements binding upon the Company (a) that come within the definition of a Major Decision, shall be signed for by a representative of both Solar Thin and a representative of New Palace on the Board of Directors, and (b) that do not come within the definition of a Major Decision, shall be signed by either of the Executive Officers duly authorised thereto; by writing their own names under the pre-written, pre-stamped or pre-printed short or full name of the Company in accordance with the signature specimen.

5.           CHAIRMAN OF THE BOARD OF DIRECTORS

5.1.          The powers of the Chairman of the Board of Directors shall include:

  (a)  the preparation, convening and conducting of the meetings of the Board of Directors,
  (b)  the order of the items to be voted upon and the statement of its results.

5.2.          The Chairman of the Board of Directors shall provide for ensuring the property environment and conditions of the meeting of the Board of Directors. For the presentation of a given item on the agenda of the meeting, the Chairman of the Board of Directors may designate any other member of the Board of Directors to serve as Chairman of a meeting of the Board of Directors.

6            MEMBERS OF THE BOARD

6.1.          Requirements regarding conflicts of interest and exclusion against members of the Board of Directors shall be governed by the provisions of the Shareholders Agreement and the Hungarian Company Act.

6.2           The Board of Directors may remove any one or more of the Executive Officers (a) for good reasons as a result of non-satisfactory performance (as provided in Section 6.3 below), or (b) “for cause” (as that term is defined in the employment agreements between the Company and each of the Executive Officers), and may appoint any successor to such Executive Officer who has been removed from office; provided, however, that in no event shall any successor to the Chief Executive Officer of the Company and its Subsidiaries be a then existing officer of Solar Thin, unless such person is approved as a Major Decision.  Notwithstanding the foregoing, the Chief Financial Officer shall be a person appointed by or otherwise acceptable to Solar Thin.

6.3           The Parties consider the achievement of the consolidated revenues and Earnings before Interest and Tax (EBIT) as set forth in any Operating Budget to be the key criteria for measuring the performance of executive management. Therefore, a failure to achieve as at the end of any two consecutive Budget Years commencing with the financial years ending December 31, 2009 and 2010 of at least seventy percent (75%) of the consolidated sales revenues and EBIT set forth in such Operating Budget shall be good reasons to remove an Executive Officer by the Board of directors. The performance of Executive Management may be dependent, in part, on the availability of the necessary working capital requirements of the Company and its Subsidiaries set forth in such Operating Budget an element which the Board of directors shall within reason take into account when deciding on the removal of an Executive Officer for non satisfactory performance. For avoidance of doubt a removal of an Executive Officer for non satisfactory performance is not to be considered an extraordinary termination as defined the respective employment agreements.

6.4.          The member of the Board of Directors that has a conflict of interest shall immediately inform the other members of the Board of Directors regarding the existence of such conflict of interest.

7.             PROCEDURE FOR APPROVING EQUIPMENT ORDERS AND FACTORY SALES.

7.1           The board of directors herewith resolves to approve following operating procedures for the acceptance of purchase orders requiring a Major Decision, whether for sales of individual pieces of PV Equipment (“Equipment Orders”) or sales of a complete factory (“Factory Sales”):

(a)           Following initial negotiations with a potential client the Chief Executive Officer or the Chief Operating Officer as the case may be shall submit to all members of the board an application for an approval in principle as set forth in the Exhibit(s) attached hereto, providing background about the buyer and listing key terms and conditions of the sale.

(b)           The application shall be submitted and considered by the Board of Directors.  Either an in-person or (if representatives of Solar Thin or the Company Shareholders are not in the same geographic area at such time) a telephonic meeting of the Board of Directors shall be held within five (5) Business days of submission of the Application to discuss the application in detail and the Chief Executive Officer or Chief Operating Officer will answer all questions posed by any director in connection therewith.  The Board of Directors shall undertake good faith to come to a decision with respect to such Equipment Order or Factory Sale at such in-person or telephonic board meeting, and approval or rejection of such proposed Equipment Order or Factory Sale shall be made by electronic mail.  The parties acknowledge that electronic approval or rejection by Robert M. Rubin shall be deemed validly given in electronically transmitted form by either Barry Pomerantz or Stephen A. Weiss in the name of Robert M. Rubin.  Pursuant to the Shareholders Agreement acceptance of a purchase order is a Major Decision and therefore a unanimous approval by all members is required.

(c)           Upon approval in principal of the Board the CEO has full authority to finalize negotiations and accept the purchase order provided the terms and conditions as approved in principle are not materially varied (+/-five percent).

(d)           In the case certain terms and conditions are changed in a material manner the CEO shall submit the restated terms and conditions to all members of the board for a decision which shall be reviewed and approved or rejected in accordance with the procedures set forth in Section 7.1(b) above.

(e)           Having completed the sale the Chief Executive Officer or the Chief Operating Officer as the case may be shall submit the purchase contract with comments to the members of the board for ratification which will be resolved on the occasion of the next board meeting.

7.2          Further, the Board of Directors herewith resolves to reconvene as soon as is practical to consider revision of the above operating procedures as follows:

(a)           Management will prepare and present to the Board a proposed purchase order form including terms and conditions for Equipment Sales, a proposed contract for Factory Sales, and associated price schedule for same.

(b)           Upon reasonable notice the Board will convene to review and approve the above, which shall then become the Standard Terms and Conditions for Sales (“Standard Terms”), and will grant the Chief Executive Officer full authority to negotiate purchase orders and contracts - provided the terms and conditions as approved in principle are not materially varied (+/-five percent).

(c)           The process for approval will then be modified from above such that applications will only be submitted to the Board for prior approval in the event that the terms and conditions are  materially varied, in this case the Board shall respond within 5 Business Days.

8.             RESPONSIBILITY OF THE BOARD OF DIRECTORS

Members of the Board of Directors shall act in a fiduciary capacity to the Company and its Subsidiaries, and with the due care usually expected from persons in such positions. For damages caused by breaching their obligations to the Company, they shall be responsible according to the general rules of the civil law.  The Company shall, to the extent available and a reasonable cost, obtain directors and officers’ liability insurance and shall indemnify the directors to the fullest extent permitted by the laws of Hungary.

9.             OPERATING GUIDELINES

9.1.           On or before the Effective Date of the Employment Agreement, and thereafter on or before January 1st in each year (commencing 2010), the Executive shall submit an annual budget and business plan for research, sales, marketing, product development and strategy, and operations, including product fulfilment (the “Budget and Plan”) to the Board of Directors of the Company for approval. If approved (or modified by the Board of Directors), the Executive shall have the authority to operate and make expenditures within such approved Budget and Plan.  As part of the Budget and Plan, the Executive shall submit to the Chief Executive Officer of Solar Thin and the Board of Directors of the Company proposed pricing and sales terms for all PV Equipment to be sold and marketed by the Company.  Any deviation from such approved Budget and Plan shall require the approval of the Board of Directors of the Company, as a “Major Decision” (as that term is defined in the Shareholders Agreement).

9.2.           The Executive will have authority to negotiate PV Equipment sales within the parameters of all such pricing and sales terms and to execute contracts and purchase orders with respect thereto on behalf of the Company and BudaSolar; provided, that the final terms and conditions of all PV Equipment sales contracts and other purchase orders shall be reviewed and approved in advance of signing by the Executive by the Board of Directors of the Company.

9.3.           The finance and accounting group of the Company will report to the Chief Financial Officer of Solar Thin Films, Inc. Responsibility for auditing, reporting and compliance will reside with the Chief Financial Officer of Solar Thin Films, Inc., and the Controller or other senior financial officer of the Company will have a reporting relationship to the Chief Financial Officer of Solar Thin Films, Inc.  With respect to the day-to-day accounting and finance functions such as purchasing, receiving, cash management, cost accounting, the Controller or other senior financial officer of the Company will report through the Executive or such other senior officer of the Company as designated by the Executive.

EXHIBIT 1

Corporate Services Agreement

SOLAR THIN FILMS, INC.
25 Highland Boulevard
Dix Hill, New York 11746

April __, 2009

Kraft Elektronika Srt and
Buda Solar Limited
H-1021 Budapest, Kuruclesiu 40
Hungary
Attn:     Istvan Krafcsik,
Chief Executive Officer

Gentlemen:

This letter will serve to set forth the terms of the corporate advisory services to be rendered by Solar Thin Films Inc. (“Solar Thin”) to Kraft Elektronika Srt (“Kraft”) and its wholly-owned subsidiary Buda Solar Limited (“Buda Solar” and collectively, with Kraft, the “Corporations”).  Solar Thin and the Corporations are sometimes collectively referred to as the “Parties.”

•      1.     Services.       The services to be rendered to the Corporations by Solar Thin (the “Services”) will include, but are not limited to:
•
(a)
Advisory services, including those relating to the preparation of the Corporations’ annual audit in compliance with United States and European Union generally accepted accounting principles and regulations promulgated under the United States securities laws;

(b)	The promotion and marketing of the Corporations’ business in the United States in in the global capital markets;

(c)
Advisory services relating to media communications including promoting the Corporations’ products through the United States and international media with the general goal of raising market worldwide awareness of the products sold by the Corporations;

(d)	Marketing advisory services including specific advice and support towards the penetration of the North American market for the Corporations’ products;

(e)	Representation on the board of directors of the Corporations;

(f)
Provision of business, legal, and financial advice and services in connection with potential acquisitions, joint ventures and other strategic alliances for the sale of lines of photovoltaic solar module equipment as well as solar power projects; and

(g)	Provisions of advisory services in connection with the raising of debt and equity capital;

(h)	Provision of legal and related professional services relative to United States securities laws (which shall be invoiced directly to the Corporations or reimbursed to Solar Thin at its cost).

2.           Term.      This Agreement shall commence as of April 1, 2009 and shall continue in force and effect until December 31, 2014 (the “Expiration Date”); provided, that the Board of Directors of the Corporations may, by a “Major Decision” (as that term is defined in the Shareholders Agreement, dated of even date herewith), extend the Expiration Date on a year-to-year basis following December 31, 2014.

3.           Compensation.    In consideration for the Services, Solar Thin will charge the Corporations an annual fee of $450,000 per year, payable quarterly as follows: $ 100,000 in each of the first three quarters and then $ 150,000 in the last quarter  or in such other periodic installments or payment arrangements as the Board of Directors of the Corporations by a Major Decision shall determine.

4.           Audit Fees Reimbursement.           The Corporations shall reimburse Solar Thin or pay directly (a) up to $50,000 per year toward the cost of the annual audit of the financial statements of the Corporations, (b) up to $25,000 per year toward the cost of the annual audit of the financial statements of Solar Thin Power, Inc., and (c) up to $50,000 per year toward the cost of the annual audit of the financial statements of Algatec Solar Ag, as, if and when such corporation is acquired by Solar Thin; provided that such allocation of audit costs shall be reviewed annual after December 31, 2010 based on the relative revenues generated by the Corporations, on one hand, and Solar Thin Power, Inc., on the other hand.

5.           Other Professional Fees.           Except as provided in Section 1(h) and Section 4 above, all legal and accounting fees and expenses relating to the businesses of the Corporations shall be borne solely by the Corporations, and all legal and accounting fees and expenses relating to the business of Solar Thin and any direct or indirect subsidiary of Solar Thin, other than the Corporations, shall be borne by the corporation or other entity for which such professional services are provided.

6.           Miscellaneous.

(a)           This Agreement may be amended or modified from time to time only by the written consent of the Company and by a writing signed by the Corporations and all of the Shareholders.

(b)           This Agreement is binding on and inures to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

(c)           This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, United States of Amercia, without giving effect to any principles of conflicts of laws.  Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.  All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States.  The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary. Subject to the availability of the arbitration panel, the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto.  In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses.  In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert.  The arbitrators’ decision and award shall be made and delivered within ninety (90) days of the commencement of the arbitration.  The arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages. The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (a) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (b) share equally in the fees and expenses of the arbitration, including forum fees, the fees of the arbitrators and the cost of the official transcript of the proceedings.  The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding.  Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award.  This Section 4.6 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(d)           This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts when signed and assembled together will constitute a single, fully-executed instrument.

If the above accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing a copy of this agreement in the space provided below.

Very truly yours,

SOLAR THIN FILMS, INC.

By:
Name: Robert M. Rubin
Title: Chairman of the Board

Accepted and Agreed To:

KRAFT ELEKTRONIKA SRT

By:
Istvan Krafcsik,
Chief Executive Officer

BUDA SOLAR LIMITED

By
Istvan Krafcsik,
Chief Executive Officer

EXHIBIT 2
FACTORY SALE SUBMISSION FOR APPROVAL

TO:	Board of Directors

FROM:	Istvan Krafcsik, CEO

DATE:

RE:	Purchase Order #

BUYER:

TYPE OF SALE:	Factory Sale or Equipment Sale

FACTORY SCALE:	Number of lines:

Brief Description with emphasis on any deviations from standard, if any

PRICE:

EXPECTED MARGIN:

DELIVERY SCHEDULE:

MILESTONES:

Brief Description of milestones including deviations from standard, if any

PAYMENT TERMS (Specifying payments linked to milestones):

INCLUDES MODULE BUY-BACK?	Yes or No, If Yes requires proper STF authorization for module buyback.

INCLUDES EQUITY INVESTMENT?	Yes or No, If Yes requires Majority Decision for Kraft to make an equity investment

FUNDING:

COMMENTS:

DECISION:

BY: